Execution copy

CONSULTING AGREEMENT

This Consulting Agreement (this "*Agreement*"), is dated as of the 19th day of September, 2023 (the "*Effective Date*"), between Scientific Bioprocessing Inc., a Delaware corporation (the "*Company*") having its principal address at 80 Orville Drive, #102, Bohemia, New York 11716, and John Nicols, having his principal address at 9 Blueberry Lane, Perkasie PA 18944 ("*Consultant*"), when referenced together, the Parties ("Parties").

WHEREAS, the Company desires that commencing with the date hereof, Consultant provide consulting services as to the operations of the Company, principally with respect to the business development and strategy of the Company; and Consultant desires to provide such services on a timely basis at the reasonable request of the Company.

NOW THEREFORE, IT IS HEREBY AGREED as follows:

1. Consultant agrees at the reasonable request of the President of the Company or such other officer of the Company designated by the Board of Directors of the Company (the "*Board*"), to advise and consult with such officer or an employee of the Company or designated by such officer as to the operations of the Company, including, but not limited to strategy, planning, administration, sales, operations, etc., as to the Company (the "*Services*"). Consultant agrees to perform the Services professionally, diligently and in good faith.

2. Subject to the prior written approval of the respective corporate officer, Consultant is authorized to incur on behalf of the Company reasonable and necessary expenses in connection with the performance of its services on behalf of the Company or the Company hereunder, it being understood that it is not entitled to receive any health, pension or other benefits provided or made available to employees of the Company or of the Company. The Company shall pay Consultant upon receipt of any applicable invoice the reimbursable out-of-pocket expenses set forth therein which were incurred for the services provided pursuant to this Agreement.

3. For each full month that services are provided, the Company shall pay or cause the Company to pay Consultant a fee of $8,000 in cash. Such compensation shall be pro-rated for services provided for a partial month. In the event that Services requested of Consultant by Company are above the expected three (3) days for any given month, the Parties will work in good faith to mutually agree to additional Compensation due Consultant. In addition, subject to the procurement of any requisite board of directors and/or stockholder approvals, the Company shall issue (or cause to be issued) to Consultant as soon as reasonably practicable (the date of such issuance, the "*Issue Date*") a stock option (the "*Option*") to purchase 35,000 shares of Common Stock, par value $0.05 per share, of Scientific Industries, Inc. ("*Parent*") with a per-share exercise price equal to the last closing price (Ticker: SCND; Market: OTCMKTS) of one share of Parent's Common Stock immediately prior to date on which the issuance of the Options

is approved by the Board of Directors of Parent. The options shall vest ratably monthly over the one-year period from the Effective Date and shall otherwise be issued in accordance with the terms and conditions set forth in the Company's 2022 Stock Option Plan. For the avoidance of doubt, if the Issue Date is later than the Effective Date, the Option shall vest as if it had been issued on the Effective Date.

4. The Services being provided hereunder shall be provided by Consultant in his capacity as an independent contractor. Consultant is not an employee, agent or a partner of the Company. The Company shall not be responsible for any payroll-related taxes or Federal, state or local deductions in respect of Consultant or services rendered by Consultant to the Company. Consultant will prepare and file all tax information, forms and returns with the appropriate Federal, state or local governmental agencies or authorities as required by law. The Company will send Consultant a Form 1099. Neither this Agreement nor any operation hereunder shall create a general or limited partnership, association or joint venture or agency relationship between the Company and Consultant.

5. The "*Initial Term*" of this Agreement shall be the twelve-month period ending one year from the Effective Date. This Agreement shall automatically renew for successive twelve-month periods (each, a "*Renewal Term*") unless either party gives the other written notice of non-renewal at least thirty (30) days' prior to the end of the Initial Term or a Renewal Term (as the case may be). Notwithstanding the foregoing, either party may terminate this Agreement for any reason prior to the expiration of the Initial Term or any Renewal Term on thirty (30) days' prior written notice to the other party. Upon termination, Consultant agrees to resign effective immediately from any positions he may then hold as an officer or director of the Company or any affiliate thereof.

6. Consultant hereby represents and warrants to the Company that Consultant is free to enter into this Agreement and that, in so doing and in performing Consultant's obligations under this Agreement, Consultant is in no way compromising any rights or trust relationships between any other party and Consultant. Consultant further represents and warrants that all services provided hereunder will be performed by Consultant in accordance with all applicable laws.

7. Consultant agrees to execute and deliver to the Company the Confidentiality Information Agreement ("CIA") in the form attached hereto as Exhibit A, and further agrees to execute and deliver to the Company a mutually agreed Non-Competition Agreement ("NCA") in a timely fashion following the Effective Date. The CIA and NCA shall survive the expiration or termination of this Agreement for whatever reason.

8. Consultant may not subcontract any part of the Services to any other person or entity without the prior written consent of the Company. Neither party to this Agreement may assign this Agreement or any right or obligation hereunder either in whole or in part without the prior written consent of the other party.

9. This Agreement may only be amended, modified, supplemented, discharged, renewed or extended by a written instrument executed by each of the parties hereto.

10. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties at the addresses as set forth on the signature page hereof or at such other address as the parties may designate by ten (10) days advance written notice to the other parties hereto.

11. This Agreement shall be deemed to have been made in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law rules thereof. Any action, suit or proceeding arising out of, or in connection with, this letter agreement shall be adjudicated in a court of competent jurisdiction located in Nassau or Suffolk County, State of New York. The parties hereto unconditionally waive any right to a trial by jury and any objection which either of them may now or hereafter have to the establishment of venue as aforementioned or that any action, suit or proceeding has been brought in an inconvenient forum.

12. If any restriction contained in this Agreement shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

[*Remainder of page intentionally left blank; signature page follows*]

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first written above.

DocuSigned by:

John Nicols

A7C9A0CC0031436...

JOHN NICOLS

SCIENTIFIC BIOPROCESSING, INC.

DocuSigned by:

By: ______________________

04B7A3D326E148D...

Name: John Moore

Title: Chairman

Exhibit A

Confidential Information Agreement

September 19, 2023

Dear Mr. Nicols:

This letter, when executed by the parties hereto, will constitute an agreement between Scientific Bioprocessing, Inc., a Delaware corporation (the "*Company*"), with its principal office in Bohemia, New York and which is a wholly owned subsidiary of Scientific Bioprocessing Holdings, Inc., a Delaware Corporation which is a wholly owned subsidiary of Scientific Industries, Inc., a Delaware corporation ("Parent"), and an affiliate of aquila biolabs GmbH, a German company, together referred to as "the Company Group"; and John Nicols, ("*Consultant*") with respect to certain aspects of their continuing consulting relationship under the terms and conditions set forth below.

1. The Company has engaged Consultant to perform consulting services and Consultant desires to perform such services, as set forth in a separate Consulting Agreement of even date herewith (the "*Consulting Agreement*"), during the period set forth in the Consulting Agreement (the "*Term of Engagement*"). As an inducement to the Company to engage Consultant as aforesaid, the parties hereto set forth the following additional terms and conditions.

2. (a) During and after the Term of Engagement, Consultant will not, directly or indirectly, disclose to any person, or use or otherwise exploit for the benefit of Consultant or for the benefit of anyone other than the Company or a member of the Company Group, any Confidential Information (as defined below). Consultant shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Consultant shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.

(b) At the request of the Company, Consultant agrees to deliver to the Company, at any time during the Term of Engagement, or thereafter if secured later, all Confidential Information which Consultant may possess or control. Consultant agrees that all Confidential Information of the Company or any member of the Company Group (whether now or hereafter existing) conceived, discovered or made by Consultant during the Term of Engagement exclusively belongs to the Company (or such member of the Company Group) (and not to Consultant). Consultant will promptly disclose such Confidential Information to the Company, and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. "*Confidential Information*" means any confidential information including, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name,

"know-how", trade secrets, customer lists, vendor lists, accounting records and other financial information, customer pricing and or terms, details of client or consultant contracts, pricing policies, cost information, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any business, scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements, information relating to the products currently being sold, developed or contemplated, by the Company or any other member of the Company Group, or which hereinafter may be sold, developed or contemplated, by a member of the Company Group through the date of termination of the Term of Engagement, including, but not limited to, bioprocessing products, mixers, including vortex mixers, rotating, catalytic research instruments, balances, scales, moisture analyzers, force gauges, shaking or oscillating apparatus; thermoelectric apparatus; or any industrial or laboratory processes, apparatus or equipment relating thereto (the "*Products*") or other proprietary or intellectual property of the Company Group members whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by Consultant not permissible hereunder.

3. Consultant agrees to indemnify and save the Company, their respective directors, officers, stockholders, agents, representatives, employees and consultants (and such persons' respective affiliates) harmless from any and all loss, damage, claims, liabilities, judgments and other cost and expense of every kind and nature which may be incurred by such persons by reason of the transactions contemplated by the Consulting Agreement or this letter agreement or the breach of any representation, warranty, covenant or agreement contained or refined to therein or herein (including, without limitation, reasonable attorneys' fees and expenses), except in the case of such person's own willful default or gross negligence.

4. The covenants, agreements, representations, and warranties contained in or made pursuant to this letter agreement shall survive termination of Consultant's engagement, irrespective of any investigation made by or on behalf of any party. If any restriction contained in this letter agreement shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

5. This letter agreement shall be deemed to have been made in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law rules thereof. Any action, suit or proceeding arising out of, or in connection with, this letter agreement shall be adjudicated in a court of competent jurisdiction located in Nassau or Suffolk County, State of New York. The parties hereto unconditionally waive any right to a trial by jury and any objection which either of them may now or hereafter have to the establishment of venue as aforementioned or that any action, suit or proceeding has been brought in an inconvenient forum.

If Consultant is in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Very truly yours,

SCIENTIFIC BIOPROCESSING, INC.

DocuSigned by:

By: ______________________
04B7A3D326E148D...

Name: John Moore
Title: Chairman

AGREED AND ACCEPTED TO:

DocuSigned by:

____
A7C9A0CC0031436...

JOHN NICOLS